Exhibit 99.1

FIRST HORIZON CHAIRMAN DIVERSIFIES PORTFOLIO

Alpharetta, Georgia (September 13, 2004)- First Horizon Pharmaceutical Corporation (Nasdaq - FHRX) today announced that its Chairman and co-founder, Dr. John Kapoor, as one element of his plan to diversify his personal holdings and continue estate planning needs, sold 1.5 million shares of First Horizon, or approximately 16% of his holdings in the Company.  Dr. Kapoor will continue to be the Company’s largest single stockholder, holding approximately 7.7 million shares, or 22%, of the Company’s common stock.  The Company understands that Dr. Kapoor has no intention to sell any additional shares at this time.  He will also continue to remain active in the Company as its Chairman.

Dr. Kapoor sold to UBS Securities LLC 1 million shares of the Company’s stock held by him in various trusts and partnerships.  Dr. Kapoor’s brother also sold 200,000 shares of the Company’s stock to UBS Securities LLC in order to diversify his holdings.

Additionally, as part of the Company’s current share repurchase plan, the Board authorized the Company to acquire from one of Dr. Kapoor’s family partnerships 500,000 shares of the Company’s common stock which occurred today based on the closing price as reported on the Nasdaq National Market.  To date this quarter, First Horizon has purchased 831,580 shares for approximately $13 million, inclusive of today’s purchase from Dr. Kapoor.

This is the first time Dr. Kapoor has sold shares of First Horizon stock since he co-founded the Company in 1992.  The stock sold was originally acquired by Dr. Kapoor at various times between 1992 and 1999.

First Horizon Background

First Horizon Pharmaceutical Corporation is a specialty pharmaceutical company that markets and sells prescription products with a primary focus on cardiology and women’s health/pediatrics.  First Horizon has a portfolio that includes 14 branded prescription products of which 6 are actively promoted to high-prescribing physicians through its nationwide marketing and sales force of approximately 360 representatives.  First Horizon’s web site address is:  http://www.fhrx.com. Please visit First Horizon’s website for full prescribing information on First Horizon’s products.

Contact:	Darrell Borne
First Horizon Pharmaceutical Corporation
770-442-9707, ext. 6530
ir@horizonpharm.com